Exhibit 99

8285 El Rio, Suite 190 Houston, TX 77054 Phone 833.298.6633

NUO THERAPEUTICS ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Differentiated Autologous PRP Remains Well-Positioned for Attractive Long-Term Growth

Houston, TX – August 17, 2026 – Nuo Therapeutics, Inc. (OTCQB: AURX) (“Nuo”), a commercial-stage medical device company focused on developing and marketing regenerative therapies for chronic wound care, announced financial results for the second quarter ended June 30, 2026 and provided an operational and business update.

Second Quarter and First Half 2026 Financial Summary

●	Total revenues of approximately $1.77 million and $3.07 million for the second quarter 2026 and first half of 2026, respectively, were each up in excess of 150% versus the comparable 2025 periods
●	Total 2Q product revenues increased 38% sequentially versus 1Q 2026 with Aurix branded product revenues increasing in excess of 30% sequentially
●	Second quarter net operating loss of approximately $167,000 improved by approximately $280,000 compared to the first quarter of 2026
●	Amended and restated loan and agreement with an interim funding of $675,000 and with $325,000 remaining available under commitments totaling $2 million

Operational and Business Update

●	Market continues to respond positively to absolute and relative improvement in Medicare related reimbursement for Aurix and a vastly changed overall reimbursement landscape
●

Proposed Medicare PFS and OPPS reimbursement rules issued in July for January 1, 2027 effectiveness, if finalized as proposed, would support stable or increasing Medicare payment amounts for autologous PRP therapies

“Market dynamics continue to support attractive growth opportunities for the Aurix brand and, by extension, Smith+Nephew’s private label offering. We remain two months shy of the one-year anniversary of Smith+Nephew’s market entry and the initial availability of their private label brand as another differentiated autologous therapy and are pleased to report that the arrangement continues to perform positively”, commented David Jorden, Nuo’s Chief Executive and Financial Officer. “We recently confirmed the achievement of a reimbursement fee milestone contained in last year’s distribution agreement and anticipate receiving that payment this quarter”.

“We amended January’s loan agreement in May with additional capital made available via an interim funding and have the company option to increase total borrowings under the agreement on September 30, 2026. The loan remains designed to provide working capital as we invest in growth and move closer to breakeven operations”.

About Nuo Therapeutics

Nuo Therapeutics, Inc. is a commercial-stage medical device company focused on developing and marketing regenerative therapies for chronic wound care. Nuo’s Aurix System is a biodynamic hematogel that harnesses a patient’s innate regenerative abilities for the management of a variety of wounds.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include but are not limited to statements regarding Nuo’s anticipated growth opportunities and market positioning, expectations regarding the impact of Medicare reimbursement changes and their impact on demand for Aurix products, future receipt of milestone payments, and movement toward breakeven operations. Forward-looking statements may include statements that are predictive in nature and depend upon or refer to future events or conditions, and may include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” and “should,” “could,” “potential,” or similar expressions. You are cautioned not to unduly rely on forward-looking statements. Forward-looking statements are based on current expectations, assumptions, and information available to Nuo’s management and are subject to known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from the forward-looking statements. These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Nuo’s public filings with the U.S. Securities and Exchange Commission from time to time, including Nuo’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties, and other factors. Nuo disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Contact:

David Jorden

djorden@nuot.com

NUO THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash	$449,325	$548,946
Accounts receivable, net	1,167,571	561,667
Inventory, net	269,518	213,761
Prepaid expenses and other current assets	107,021	55,509
Total current assets	1,993,435	1,379,883

Property and equipment, net	571,735	366,315
Operating lease right of use assets	61,120	99,464
Total assets	$2,626,290	$1,845,662

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$563,100	$436,083
Accrued expenses	619,046	493,792
Deferred revenue	311,765	300,000
Current portion of operating lease liabilities	60,090	76,410
Total current liabilities	1,554,001	1,306,285

Deferred revenue – long term	857,353	975,000
Notes payable	1,436,250	300,000
Note payable – related party	314,000	200,000
Non-current portion of operating lease liabilities	-	20,936
Total liabilities	4,161,604	2,802,221

Commitments and contingencies

Stockholders' deficit
Common stock; $0.0001 par value, 100,000,000 shares authorized, 48,418,524 and 48,179,039 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	4,842	4,818
Additional paid-in capital	34,128,073	33,810,785
Accumulated deficit	(35,668,229)	(34,772,162)
Total stockholders' deficit	(1,535,314)	(956,559)

Total liabilities and stockholders' deficit	$2,626,290	$1,845,662

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended June 30, 2026	Three Months ended June 30, 2025
Revenue
Product sales	$1,691,045	$625,202
Distribution fee revenue	77,941	75,000
Total revenue	1,768,986	700,202

Costs of sales	598,959	159,350
Gross profit	1,170,027	540,852

Operating expenses
Selling, general and administrative	1,336,579	1,192,874
Total operating expenses	1,336,579	1,192,874

Loss from operations	(166,552)	(652,022)

Other income (expense)
Interest income (expense), net	(114,066)	1,153
Other income	3,017	1,180
Total other income (expenses)	(111,049)	2,333

Net loss	$(277,601)	$(649,689)

Loss per common share
Basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding
Basic and diluted	48,407,917	46,823,111

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months ended June 30, 2026	Six Months ended June 30, 2025
Revenue
Product sales	$2,915,219	$1,109,583
Distribution fee revenue	155,882	75,000
Total revenue	3,071,101	1,184,583

Costs of sales	1,051,347	280,371
Gross profit	2,019,754	904,212

Operating expenses
Selling, general and administrative	2,632,772	2,301,381
Total operating expenses	2,632,772	2,301,381

Loss from operations	(613,018)	(1,397,169)

Other income (expense)
Interest income (expense), net	(289,348)	(442)
Other income	6,299	1,794
Total other income (expenses)	(283,049)	1,352

Net loss	$(896,067)	$(1,395,817)

Loss per common share
Basic and diluted	$(0.02)	$(0.03)

Weighted average common shares outstanding
Basic and diluted	48,346,949	46,819,632